  EXHIBIT 16.1

April 13, 2020

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

RE: Seafarer Exploration Corp. Changes in Registrant’s Certifying Accountant

Ladies and Gentlemen:

We have read the statements under Item 4.01 on Form 8-K of Seafarer Exploration Corp. (the “Company”) to be filed with the Securities and Exchange Commission on or about April 13th, 2020 related to our firm. We agree with all of the statements pertaining to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectively submitted,

D. Brooks and Associates CPAs, P.A.
Palm Beach Gardens, Florida
April 13, 2020